Exhibit 99.1

Celldex Therapeutics Completes Acquisition of Kolltan Pharmaceuticals

HAMPTON, N.J.—November 29, 2016—Celldex Therapeutics, Inc. (Nasdaq: CLDX) announced today it has completed its previously announced acquisition of Kolltan Pharmaceuticals, Inc., a privately held company focused on the discovery and development of novel, antibody-based drugs targeting receptor tyrosine kinases (RTKs).

“Celldex has added a unique platform of antibodies targeting receptor tyrosine kinases, which are validated targets in oncology, to our pipeline. Clinical and preclinical data suggest these candidates can help overcome tumor resistance mechanisms associated with current tyrosine kinase inhibitors and seen in patients who have failed other cancer therapies,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex. “We believe these programs are highly compatible with our scientific approach and can be developed independently and in combination with Celldex’s existing product candidates. We are finalizing our integrated clinical development strategy and look forward to outlining these plans in the coming weeks.”

The following programs have been added to the Celldex pipeline:

•                  CDX-0158 (formerly KTN0158) — a humanized monoclonal antibody that is a potent inhibitor of KIT activation and receptor dimerization in tumor cells and mast cells, which is currently in a Phase 1 dose escalation study in refractory gastrointestinal stromal tumors (GIST).

•                  CDX-3379 (formerly KTN3379) — a human monoclonal antibody designed to block the activity of ErbB3 (HER3), which recently completed a Phase 1b study with combination cohorts where meaningful responses and stable disease were observed in cetuximab (Erbitux®) refractory patients in head and neck squamous cell carcinoma and in BRAF-mutant non-small cell lung cancer (NSCLC).

•                  A multi-faceted TAM program — a broad antibody discovery effort underway to generate antibodies that modulate the TAM family of RTKs, comprised of Tyro3, AXL and MerTK, which are expressed on tumor-infiltrating macrophages, dendritic cells and some tumors. Research supports TAMs having broad application and potential across immuno-oncology and inflammatory diseases.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of glembatumumab vedotin (“glemba”; CDX-011), varlilumab (“varli”; CDX-1127) and other products and our goals for 2016. Forward-

looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to successfully integrate our and Kolltan’s business and to operate the combined businesses efficiently; our ability to realize the anticipated benefits from the acquisition of Kolltan; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles
Associate Director of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3107
cliles@celldex.com

Media Inquiries

Dan Budwick
BrewLife
(973) 271-6085
dbudwick@brewlife.com